EXHIBIT 99.1

        The following table sets forth the estimated expenses in connection with the offering or offerings described in this registration statement. All expenses, except the SEC registration fee, are estimated.

Securities and Exchange Commission registration fee	$6,308
Printing	40,000
Accountants’ fees	50,000
Blue Sky fees and expenses	10,000
Transfer agent fees	3,800
Legal Fees	65,000

Miscellaneous expenses	10,000

Total	$185,108